EXHIBIT 2.1


Conformed Copy






                               PURCHASE AGREEMENT


                                  by and among


                             EM ACQUISITION CORP.,

                              HARTMARX CORPORATION

                           EXCLUSIVELY MISOOK, INC.,

                                MISOOK DOOLITTLE

                                      and

                                HARRY DOOLITTLE

                           dated as of June 25, 2004


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                                                 TABLE OF CONTENTS
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
ARTICLE I   PURCHASE AND SALE OF ASSETS...........................................................................1
              Section 1.1      Purchase and Sale of Assets........................................................1
              Section 1.2      Assumption of Liabilities..........................................................3
              Section 1.3      Excluded Liabilities...............................................................4
              Section 1.4      Purchase Price; Allocation.........................................................4
              Section 1.5      Closing Payment Adjustment.........................................................5
              Section 1.6      Net Assets Adjustment..............................................................5
              Section 1.7      Closing............................................................................7
              Section 1.8      Deliveries by Seller...............................................................7
              Section 1.9      Deliveries by Buyer................................................................7
              Section 1.10     Earnout Payment....................................................................8
              Section 1.11     Covenants During Earnout Payment Periods..........................................11
              Section 1.12     Third-Party Consents..............................................................12

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF SELLER AND THE DOOLITTLES.........................................12
              Section 2.1      Corporate Organization; Subsidiaries..............................................12
              Section 2.2      Authorization.....................................................................13
              Section 2.3      Consents and Approvals; No Violation..............................................13
              Section 2.4      Financial Statements..............................................................13
              Section 2.5      No Undisclosed Liabilities........................................................14
              Section 2.6      Absence of Certain Changes........................................................14
              Section 2.7      Real Property.....................................................................14
              Section 2.8      Intellectual Property.............................................................15
              Section 2.9      Certain Contracts.................................................................15
              Section 2.10     Permits and Other Authorizations..................................................16
              Section 2.11     Assets............................................................................17
              Section 2.12     Insurance.........................................................................17
              Section 2.13     Labor Relations...................................................................17
              Section 2.14     Benefit Plans; ERISA..............................................................18
              Section 2.15     Taxes.............................................................................20
              Section 2.16     Environmental Matters.............................................................20
              Section 2.17     Litigation........................................................................21
              Section 2.18     Compliance with Law...............................................................21
              Section 2.19     Personnel.........................................................................21
              Section 2.20     Related Party Transactions........................................................21
              Section 2.21     Inventory.........................................................................21
              Section 2.22     Accounts Receivable...............................................................21
              Section 2.23     Customers and Suppliers...........................................................22
              Section 2.24     Orders and Commitments............................................................22
              Section 2.25     Product Warranties................................................................22
              Section 2.26     Brokers and Finders...............................................................22
              Section 2.27     Disclosure........................................................................22

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF BUYER AND
              HARTMARX...........................................................................................23
              Section 3.1      Corporate Organization............................................................23
              Section 3.2      Authorization.....................................................................23
              Section 3.3      No Violation; Consents............................................................23
              Section 3.4      Newly Formed Company..............................................................24
              Section 3.5      No Material Adverse Effect........................................................24
              Section 3.6      Brokers and Finders...............................................................24

ARTICLE IV   COVENANTS...........................................................................................24
              Section 4.1      Conduct of Business...............................................................24
              Section 4.2      Access; Confidentiality; Compliance...............................................26
              Section 4.3      Taxes; Post-Closing Access........................................................26
              Section 4.4      Employee Benefits.................................................................27
              Section 4.5      All Reasonable Efforts; Consents and Approvals....................................28
              Section 4.6      Notification of Certain Matters...................................................29
              Section 4.7      Publicity.........................................................................30
              Section 4.8      No Solicitation...................................................................30
              Section 4.9      Confidentiality...................................................................30
              Section 4.10     Post Closing Operations of Seller.................................................31
              Section 4.11     Further Assurances................................................................31
              Section 4.12     Use of Name.......................................................................31
              Section 4.13     Employment and Consulting Agreements..............................................31
              Section 4.14     Discharge of Business's Liabilities...............................................32
              Section 4.15     Financial Statements..............................................................32
              Section 4.16     Hartmarx Guaranty.................................................................32
              Section 4.17     Letter of Credit; Customs Bond....................................................32

ARTICLE V   SURVIVAL AND INDEMNIFICATION.........................................................................32
              Section 5.1      Survival of Representations, Warranties and Covenants.............................33
              Section 5.2      Indemnification...................................................................33
              Section 5.3      Claims for Indemnification........................................................34
              Section 5.4      Limitations on Indemnification....................................................34
              Section 5.5      Allocation of Indemnification Payments............................................35
              Section 5.6      Exclusive Remedy..................................................................35

ARTICLE VI   CONDITIONS..........................................................................................35
              Section 6.1      Conditions to Each Party's Obligation to Effect the Closing.......................35
              Section 6.2      Conditions to Obligations of Buyer to Effect the Closing..........................36
              Section 6.3      Conditions to Obligations of Seller and the Doolittles to Effect the Closing......37

ARTICLE VII   TERMINATION........................................................................................37
              Section 7.1      Termination.......................................................................37
              Section 7.2      Effect of Termination.............................................................38

ARTICLE VIII   MISCELLANEOUS.....................................................................................39
              Section 8.1      Amendment, Extension and Waiver...................................................39
              Section 8.2      Expenses..........................................................................39
              Section 8.3      Entire Agreement; No Third-Party Beneficiaries....................................39
              Section 8.4      Headings..........................................................................39
              Section 8.5      Notices...........................................................................39
              Section 8.6      Assignment........................................................................40
              Section 8.7      Severability......................................................................41
              Section 8.8      Applicable Law....................................................................41
              Section 8.9      Interpretation....................................................................41
              Section 8.10     Jurisdiction......................................................................41
              Section 8.11     Service of Process................................................................42
              Section 8.12     WAIVER OF JURY TRIAL..............................................................42
              Section 8.13     Specific Performance..............................................................42
              Section 8.14     Counterparts......................................................................43

ARTICLE IX   CERTAIN DEFINITIONS.................................................................................43

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                               PURCHASE AGREEMENT
                               ------------------

          PURCHASE AGREEMENT, dated as of June 25, 2004 (this "Agreement"), by and among EM Acquisition Corp., a Delaware corporation ("Buyer") and wholly-owned subsidiary of Hartmarx Corporation, a Delaware corporation ("Hartmarx"), Hartmarx, Exclusively Misook, Inc., a New York corporation ("Seller"), Misook Doolittle and Harry Doolittle (collectively the "Doolittles").

          WHEREAS, Seller is engaged in the business of designing, sourcing, marketing and selling women's apparel products (the "Business");

          WHEREAS, the Doolittles own all of the outstanding capital stock of Seller; and

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell, assign, transfer, convey and deliver to Buyer, substantially all the assets, business and operations of Seller, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein;

          NOW THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

          Section 1.1  Purchase and Sale of Assets.

               (a) Acquired Assets. Subject to the terms of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver to Buyer or its designee(s), and Buyer agrees to purchase and acquire from Seller, free and clear of all Liens, Seller's right, title and interest in and to all of its rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP (collectively, the "Assets"), including the following:

                    (i) all goodwill of the Business as a going concern;

                    (ii) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) (including amendments and supplements, modifications, and side letters or agreements), including those identified in Section 1.1(a)(ii) of the written statement delivered to Buyer by Seller herewith and dated as of the date hereof (the "Seller Disclosure Schedule") and those entered into during the period from the date hereof to the Closing Date (the "Business Contracts");

                    (iii) all trade accounts receivable and all notes, bonds and other evidences of indebtedness and rights to receive payments arising out of sales ("Accounts Receivable"), including those identified in
     Section 1.1(a)(iii) of the Seller Disclosure Schedule and those arising during the period from the date hereof to the Closing Date;

                    (iv) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials, and other similar items in the possession or under the control of Seller or in the possession or under the control of its affiliates or their representatives;

                    (v) all rights, title and interests of Seller in and to all real property leases, including improvements, fixtures, fittings thereon and appurtenances thereto, including those listed in Section 1.1(a)(v) of the Seller Disclosure Schedule;

                    (vi) all rights to all telephone numbers related to the Business and rights to the name "Misook" and "Exclusively Misook;"

                    (vii) all intangible assets, including Intellectual Property and other intangible assets of an intellectual property nature, including the Intellectual Property listed on Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                    (viii) all payments, deposits (including security deposits) and prepaid expenses and all rights to insurance proceeds;

                    (ix) all raw materials, components, work-in-process, finished products, inventory, office and other supplies, spare parts, packaging materials, samples and other accessories related thereto, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories;

                    (x) all furnishings, furniture, fixtures, equipment, tools, machinery, vehicles, art work and other tangible personal property, including the tangible personal property listed on Section 1.1(a)(x) of the Seller Disclosure Schedule;

                    (xi) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors;

                    (xii) all Permits, including the Permits listed on Section 1.1(a)(xii) of the Seller Disclosure Schedule;

                    (xiii) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable); and

                    (xiv) all assets related to the Assumed Plans (it being understood by the parties that such assets shall remain the assets of the relevant Assumed Plan, as assumed by Buyer pursuant to Section 4.4(c)).

               (b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Seller the following assets, properties, interests and rights of Seller (the "Excluded Assets"):

                    (i) the organizational documents, seals, minute books, and other documents relating exclusively to the organization, maintenance and existence of Seller as a corporation, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records, and books and records related exclusively to the Excluded Assets or the Excluded Liabilities;

                    (ii) the rights of Seller under this Agreement;

                    (iii) any refunds (or rights thereto) relating to Taxes attributable to Seller for all periods ending on or prior to the Closing Date;

                    (iv) all cash and cash equivalents such as bank deposits, certificates of deposit and marketable securities; and

                    (v) any right, property or asset which is listed in Section 1.1(b)(v) of the Seller Disclosure Schedule.

          Section 1.2 Assumption of Liabilities. Subject to the terms of this Agreement and excluding the Excluded Liabilities, Buyer hereby agrees to assume only the following Liabilities (collectively, the "Assumed Liabilities"):

               (a) accounts payable and accrued expenses of Seller to the extent reflected on the Final Closing Net Assets Statement;

               (b) the Liabilities of Seller under the Business Contracts but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any breach by Seller of any such Business Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a breach of any of such Business Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Business Contracts; and

               (c) any Liabilities expressly assumed by Buyer in Section
4.4(c).

          Section 1.3  Excluded Liabilities. Except as expressly provided in
Section 1.2, Buyer shall not assume or be liable for any other Liabilities of Seller or any other Person, whether or not relating to the Business (the "Excluded Liabilities"), including the following:

               (a) all Liabilities relating to Taxes attributable to or imposed upon Seller or any of its affiliates (or for which Seller or any of its respective affiliates may otherwise be liable) for any period (or portion thereof) ending on or prior to the Closing Date (including, without limitation, all Liabilities of Seller and its affiliates for Taxes related to the transactions contemplated by this Agreement except for any sales Taxes related to the sale contemplated hereunder);

               (b) any Liability of Seller arising out of or relating to the execution, delivery or performance of this Agreement;

               (c) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 8.2;

               (d) any Liability relating to any Excluded Asset;

               (e) any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Seller's ownership, control or use of the Assets prior to the Closing Date;

               (f) any Liability under or otherwise attributable to the Benefit Plans (as defined in Section 2.14(a)) for events prior to the Closing Date, including any Liability for benefits payable thereunder, except to the extent expressly provided in Section 4.4; and

               (g) any Liability in any way attributable to the performance of services for Seller prior to the Closing Date by any employee, independent contractor or agent of Seller or any other individuals rendering services to Seller.

          Section 1.4  Purchase Price; Allocation.

               (a) Upon the terms and subject to the conditions set forth herein, in consideration for the aforesaid sale, assignment, transfer and conveyance of the Assets, Buyer shall (i) deliver or cause to be delivered to Seller at the Closing the Closing Payment (as defined below) by wire transfer of immediately available funds to an account or accounts designated by Seller and (ii) deliver or cause to be delivered to Seller the payments, if any, required by Section 1.10 at such time as any such payments are required. For purposes of this Agreement, "Purchase Price" means the sum of the Closing Payment and the net amount of any payments made pursuant to Sections 1.6 and
1.10 hereof.

               (b) The Purchase Price (plus the Assumed Liabilities) will be allocated in the manner required by Section 1060 of the Code. Within 120 days following the Closing Date, Buyer shall prepare and deliver to Seller IRS Form 8594 and any required exhibits thereto, setting forth the allocation of the Purchase Price (plus the Assumed Liabilities) in the manner required by Section 1060 of the Code. At Buyer's option, Buyer may engage, at Buyer's expense, an independent appraisal firm selected by Buyer to determine the fair market value of the Assets to facilitate such allocation. For purposes of the allocation, the parties agree that tangible assets will be based on book value as of the Closing Date.

               (c) Seller and Buyer shall (i) be bound by the allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the allocation; and (iii) take no position inconsistent with the allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

          Section 1.5  Closing Payment Adjustment.

               (a) Seller will cause to be delivered to Buyer, three business days prior to Closing Date, (i) an estimated statement of the Net Assets of Seller as of the open of business on the Closing Date (the "Estimated Net Assets Statement") to be prepared in good faith in conformity with GAAP in effect on the Closing Date applied on a basis consistent with the Financial Statements and (ii) a certificate as to the preparation of the Estimated Net Assets Statement executed by the president of Seller. Buyer and its representatives shall have full access to all relevant books and records and employees of Seller in connection with Seller's preparation, and Buyer's review, of the Estimated Net Assets Statement. The term "Net Assets" means (i) the accounts receivable, inventory, prepaid expenses and deposits of Seller less (ii) the accounts payable and accrued expenses of Seller, in each case determined in accordance with GAAP in effect on the Closing Date applied on a basis consistent with the Financial Statements; provided, however, that for purposes of this Agreement, Net Assets shall be reduced by the cost to Buyer of maintaining the Letter of Credits for 180 days, unless Buyer elects to have Seller and the Doolittles maintain the Letter of Credits in accordance with
Section 4.17(a). Notwithstanding anything to the contrary contained herein, in no event shall Net Assets include any amounts relating to income Taxes.

               (b) The term "Closing Payment" shall mean an amount equal to $30 million adjusted as follows:

                    (i) If the Net Assets as reflected on the Estimated Net Assets Statement (the "Estimated Net Assets") are less than $4 million, the Closing Payment shall be reduced by an amount equal to the amount by which the Estimated Net Assets are less than $4 million; and

                    (ii) If the Estimated Net Assets are greater than $4 million, the Closing Payment shall be increased by an amount equal to the amount by which the Estimated Net Assets exceeds $4 million.

          Section 1.6  Net Assets Adjustment.

               (a) As soon as practicable (but not later than 60 days) following the Closing Date, Buyer shall prepare and deliver to Seller a statement (the "Closing Net Assets Statement"), setting forth the Net Assets of the Business as of the open of business on the Closing Date. The Closing Net Asset Statement shall be prepared in good faith in conformity with GAAP in effect on the Closing Date applied on a basis consistent with the Financial Statements.

               (b) In connection with the preparation of the Closing Net Assets Statement, on the Closing Date, Seller shall take a physical inventory observed by Buyer and/or its representatives. The amount of inventory included in the calculation of Net Assets shall include only inventory that (i) meets Seller's specifications and industry standards applicable to such inventory and (ii) is usable and saleable in the ordinary course of the Business within nine months from the Closing. Said physical inventory shall list the type and quantity of the inventory.

               (c) After receipt of the Closing Net Assets Statement, Seller shall have 30 days to review it. Seller and its representatives shall have full access to all relevant books and records and employees of Buyer in connection with Seller's review of the Closing Net Assets Statement. Unless Seller delivers written notice to Buyer on or prior to the 30th day after receipt of the Closing Net Assets Statement of its disagreement as to any amount included in or omitted from the Closing Net Assets Statement specifying in reasonable detail the basis for its disagreement, Seller shall be deemed to have accepted and agreed to the Closing Net Assets Statement. If Seller so notifies Buyer of such an objection to the Closing Net Assets Statement, Seller and Buyer shall within 30 days following the date of such notice (the "Net Assets Resolution Period") attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.

               (d) If at the conclusion of the Net Assets Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants reasonably acceptable to Buyer and Seller (the "Neutral Auditor"). Buyer and Seller agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive. The fees and expenses of the Neutral Auditor shall be allocated between Buyer and Seller so that Seller's share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of any such fees and expenses shall be paid by Buyer. The term "Final Closing Net Assets Statement," means the definitive Closing Net Assets Statement accepted by Seller or agreed to by Buyer and Seller in accordance with Section 1.6(c) or the definitive Closing Net Assets Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.6(d) (in addition to those items theretofore accepted by Seller or agreed to by Buyer and Seller).

               (e) Within fifteen (15) days of the determination of the Final Closing Net Asset Statement:

                    (i) if the Estimated Net Assets are greater than the Net Assets set forth on the Final Closing Net Assets Statement (the "Final Net Assets"), then Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such excess (less any amounts paid to Buyer pursuant to Section 1.6(f)); or

                    (ii) if the Final Net Assets are greater than the Estimated Net Assets, Buyer shall pay to Seller, by wire transfer of immediately available funds to an account designated by Seller, the amount of such excess (less any amounts paid to Seller pursuant to Section 1.6(f)).

               (f) Notwithstanding anything herein to the contrary, to the extent there is no dispute as to any part of the Final Closing Net Asset Statement, and the amount of such Final Closing Net Asset Statement not in dispute would result in an adjustment to the Purchase Price pursuant to this
Section 1.6, such adjustment shall be paid by Seller or Buyer, as the case may be, promptly upon the expiration of the Net Asset Resolution Period.

          Section 1.7 Closing. Subject to the conditions set forth herein, the purchase and sale of the Assets (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 at 10:00 A.M., Chicago time, on the second business day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or such other time and place as Buyer and Seller may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date."

          Section 1.8 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

               (a) an assignment and bill of sale for the Assets;

               (b) instruments of assignment with respect to the Intellectual Property and real property leases included in the Assets in form and substance reasonably satisfactory to Buyer;

               (c) a certification of non-foreign status of Seller in the form and manner reasonably satisfactory to Buyer and which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder; and

               (d) all other previously undelivered documents, instruments or writings required to be delivered by Seller or the Doolittles to Buyer at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.

          Section 1.9 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

               (a) the Closing Payment; and

               (b) all other previously undelivered documents, instruments or writings required to be delivered by Buyer to Seller, including without limitation, instruments of assignment and assumption of the Assumed Liabilities, at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.

          Section 1.10  Earnout Payment.

               (a) As soon as practicable, but in no event later than 90 days following the end of each Earnout Payment Period, Buyer shall deliver to Seller, a written computation statement prepared by Buyer setting forth, in reasonable detail, (i) the EBIT, and (ii) the Earnout Payment, if any, for such Earnout Payment Period (the "Earnout Payment Statement"); provided, however, that the Buyer shall deliver the Earnout Payment Statement with respect to the Earnout Payment Period referred to in Section 1.10(e)(ii)(C) no later than 90 days after November 30, 2009. The Earnout Payment Statement shall be prepared in good faith in conformity with GAAP applied on a basis consistent with the Financial Statements.

               (b) After receipt of the Earnout Payment Statement, Seller shall have 30 days to review it. Seller and its representatives shall have full access to all relevant books and records and employees of Buyer in connection with Seller's review of the Earnout Payment Statement. Unless Seller delivers written notice to Buyer on or prior to the 30th day after receipt of the Earnout Payment Statement of its disagreement as to any amount included in or omitted from the Earnout Payment Statement specifying in reasonable detail the basis for its disagreement, Seller shall be deemed to have accepted and agreed to the Earnout Payment Statement. If Seller so notifies Buyer of such an objection to an Earnout Payment Statement, Seller and Buyer shall, within 30 days following the date of such notice (the "Earnout Resolution Period"), attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.

               (c) If at the conclusion of an Earnout Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to the Neutral Auditor. Buyer and Seller agree to execute, if requested by the Neutral Auditor, reasonable engagement letters. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive. With respect to each engagement of the Neutral Auditor in accordance with this
Section 1.10, the fees and expenses of the Neutral Auditor shall be allocated between Buyer and Seller so that Seller's share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of any such fees and expenses shall be paid by Buyer. The term "Final Earnout Payment Statement," means a definitive Earnout Payment Statement accepted by Seller or agreed to by Buyer and Seller in accordance with Section 1.10(b) or a definitive Earnout Payment Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.10(c) (in addition to those items theretofore accepted by Seller or agreed to by Buyer and Seller).

               (d) The Earnout Payments, if any, as reflected on a Final Earnout Payment Statement (less any amounts paid to Seller pursuant to the last sentence of this Section 1.10(d)), shall be paid in immediately available funds by wire transfer to the account designated by Seller within five business days after the date that the applicable Final Earnout Payment Statement is agreed to by Seller and Buyer or is determined by the Neutral Auditor. Notwithstanding anything herein to the contrary, to the extent there is no dispute as to any part of the Earnout Payment Statement amount, and such amount would result in Seller being entitled to receive an Earnout Payment under this Section 1.10, such amount will be paid to Seller promptly upon expiration of the Earnout Resolution Period.

               (e) For purposes of this Section 1.10:

                    (i) "Earnout Payment" shall be calculated as follows:

                         (A) for each Earnout Payment Period referred to in
          Section 1.10(e)(ii)(B):

                         (1) if EBIT is less than $12 million, there shall be no Earnout Payment;

                         (2) if EBIT is $12 million or more, the Earnout Payment shall be calculated as the sum of the following amounts, as applicable:

                         (a) for the entire amount of such EBIT up to and
               including $15 million, an amount equal to 30% of such amount;

                         (b) for any portion of such EBIT greater than $15
               million and equal to or less than $17 million, an amount equal to 33% of such portion;

                         (c) for any portion of such EBIT greater than $17
               million and equal to or less than $19 million, an amount equal to 36% of such portion; and

                         (d) for any portion of such EBIT greater than $19
               million, an amount equal to 39% of such portion;

                         (B) for the Earnout Payment Periods referred to in
          Section 1.10(e)(ii)(A) and Section 1.10(e)(ii)(C), the Earnout Payment shall be calculated in the same manner and using the same percentages specified in Section 1.10(e)(i)(A); provided, that each dollar amount threshold specified in Section 1.10(e)(i)(A) shall be reduced to an amount determined by multiplying each such dollar amount threshold by a fraction the numerator of which equals the actual number of days in such Earnout Payment Period and the denominator of which equals 365.

                    (ii) "Earnout Payment Period" means the following periods:

                         (A) the period commencing on the first day of the month immediately after the Closing Date and ending November 30, 2004;

                         (B) for the four-year period beginning December 1, 2004 and ending November 30, 2008, each of the 12-month periods beginning December 1 and ending November 30; and

                         (C) the period commencing December 1, 2008 and ending on the last day of the month in which the fifth anniversary of the Closing Date occurs.

                    (iii) "EBIT" means for each Earnout Payment Period, the earnings of the Business (which shall include all net licensing revenues (i.e., 80% of gross licensing revenues) earned by Buyer, Hartmarx or any of their affiliates relating to the use of the "Misook" or "Exclusively Misook" name or trademark or any variation or derivation thereof) as conducted by Buyer before interest and income taxes for such period calculated in accordance with GAAP applied on a basis consistent with the Financial Statements, and excluding (a) all interest expense and other financing costs of Buyer related to the financing of the Closing Payment, any Earnout Payments or the assets employed in the Business, (b) amortization of goodwill, if any, related to the Business or Assets; provided, that the calculation of EBIT shall exclude the impact of purchase accounting adjustments arising from applying the provisions of Financial Accounting Standards Nos. 141 and 142 from time to time for the potential impact, if any, of goodwill impairment and goodwill amortization and the amortization or impairment of any other intangible assets recorded in connection with the purchase of the Business and shall also exclude non-specific or general allocations of Hartmarx corporate administrative expenses, including, any management or similar fees, (c) any fees or expenses incurred by Buyer or Hartmarx relating to the transactions contemplated by this Agreement including, without limitation, any costs or expenses incurred in connection with any adjustment to the Purchase Price pursuant to Section 1.6 or any Earnout Payment, (d) any compensation expense arising out of the grant to or exercise by Misook Doolittle of options to purchase 10,000 shares of Hartmarx common stock on the Closing Date and (e) any Losses (as defined in Section 5.2(a)) of Buyer which give rise to an indemnity payment pursuant to the indemnification provisions of Section 5.2(a) and which are assumed by the Seller or the Doolittles or as to which Buyer has been reimbursed by Seller or the Doolittles shall not be treated as an expense, and there shall be excluded from income any amount received by Buyer pursuant thereto.

               (f) Buyer and Seller agree that payments made pursuant to this
Section 1.10 will be treated for Tax purposes as adjustments to the Purchase Price.

               (g) In the event that at any time before the end of the last Earnout Payment Period, a Sale Transaction shall be consummated, Buyer, within 5 days after the closing of the Sale Transaction, shall deliver to Seller and the Doolittles written notice of such sale. Upon written notice from Seller delivered to Buyer not later than 20 days following receipt of the aforesaid notice from Buyer, Seller shall have the right to elect to be paid the Lump Sum Payment. If elected by Seller, the Lump Sum Payment shall be paid to Seller by wire transfer of immediately available funds within 60 days after Buyer's receipt of Seller's election pursuant to this Section 1.10(g). Upon payment of the amounts specified in this Section 1.10(g) (and any amounts owing for Earnout Payments with respect to Earnout Payment Periods completed prior to the consummation of the Sale Transaction, which amounts, if any, shall be paid in accordance with the other provisions of this Section 1.10), Seller shall have no further rights, and Buyer shall have no further obligations, under Section 1.10 or 1.11. If Seller does not elect to be paid the Lump Sum Payment, then the provisions of Section 1.10 and Section 1.11 shall remain in full force and effect, and Buyer will deliver a written instrument executed by the purchaser of the Business assuming the obligations of Buyer and Hartmarx under this Agreement.

          Section 1.11 Covenants During Earnout Payment Periods. From the Closing and continuing until the end of the final Earnout Payment Period (the "Earnout Period"):

               (a) Misook Doolittle shall serve as President of Buyer pursuant to, and subject to the terms and conditions of, the Employment Agreement.

               (b) No general corporate overhead expenses of Hartmarx shall be allocated to the Business in determining EBIT for any Earnout Payment Period; provided that, the Business shall be charged for all services performed and other costs incurred by Hartmarx or any of its affiliates (including audit, legal, insurance and treasury costs) at the same rate generally charged to Hartmarx's other businesses for similar services consistent with Hartmarx's applicable accounting practices. The methodology for such charges will be communicated to Buyer in the annual budget process of Buyer, where possible, will be based on services rendered on behalf of Buyer, and, in any event, at all times such charges will not be disproportionately allocated to Buyer.

               (c) At Closing, Buyer shall initially adopt the various operating practices followed by Seller including, but not limited to, sales practices, price increases or decreases, inventory procurement, customer relations, employee base salary and bonus opportunities (other than the salary and bonus opportunities for the Doolittles, which shall be governed by their respective employment and consulting agreements with Buyer) and the accounting thereof (in each case, to the extent such practices and accounting therefor are reasonably consistent with Hartmarx's practices). The day-to-day operational decisions and decision-making authority with respect to the operations of the Business shall be made by Misook Doolittle (for so long as Misook Doolittle serves as President of Buyer), consistent with the provisions of this Section 1.11(c) and the authority of other Hartmarx operating unit presidents and subject to Hartmarx's general policies and procedures, including such policies and procedures relating to GAAP, financial reporting and compliance with financing arrangements. Seller and the Doolittles acknowledge that changes in the general economic conditions of the retail and apparel industries or to other factors could result in changes to Buyer's business practices in the future provided, however, that during the Earnout Period, Buyer will consult with Misook Doolittle (for so long as Misook Doolittle serves as President of Buyer) with respect to any such proposed changes in business practices. Misook Doolittle (for so long as Misook Doolittle serves as President of Buyer) will be responsible for management and oversight of the preparation and submission of annual budgets, capital expenditure plans and long-term plans in keeping with Hartmarx' overall planning and budgeting process and procedures. Such annual budgets, capital expenditure plans and long term plans shall be reviewed and approved by Hartmarx in a manner substantially consistent with other Hartmarx operating units. However, Hartmarx may require such changes and may make such operational decisions regarding the Business as it deems appropriate in its sole discretion if the Business is not operated in accordance with such approved annual budgets, capital expenditure plans and long-term plans, or if general economic conditions or other factors make it necessary, appropriate or advisable for Buyer to change its operating practices, consistent with Hartmarx's over all responsibilities for the corporate enterprise as a whole and its rights as the sole stockholder of Buyer; provided, however, that during the Earnout Period Buyer will consult with Misook Doolittle (for so long as Misook Doolittle serves as President of Buyer) with respect to any such proposed change in operating practices.

               (d) During the Earnout Period, Buyer will be operated (i) as a separate entity or separate division to permit the calculation of EBIT provided in Section 1.10(e)(iii) and (ii) in a manner substantially consistent with past practices.

          Section 1.12 Third-Party Consents. To the extent that any Asset is not assigned or not assignable to Buyer or if any necessary consent to such assignment shall not have been obtained by Seller as of the Closing, this Agreement shall not constitute an assignment or attempted assignment of such Asset. With respect to any such Asset, from and after the Closing, Seller shall use its reasonable best efforts to obtain any necessary consents. If such consents are not obtained, Seller (i) shall cooperate in any reasonable arrangement designed to provide Buyer with the benefits of such Asset and (ii) enforce at the request of Buyer any rights of Seller arising from such Asset (including a right of termination). Buyer agrees to use reasonable efforts to perform any obligations relating to an Asset for which benefits are being provided to Buyer in accordance with the preceding sentence to the same extent required of Seller (in the same (or as near as practicable) manner and time, and with the same quality, required of Seller).

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                          OF SELLER AND THE DOOLITTLES
                          ----------------------------

          Seller and the Doolittles jointly and severally represent and warrant to Buyer that:

          Section 2.1  Corporate Organization; Subsidiaries.

               (a) Seller (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization; (b) has full power and authority to carry on its businesses as they are now being conducted by it and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign Person in good standing in all the jurisdictions in which such qualification or licensing is required. Each such jurisdiction is listed in Section 2.1(a) of the Seller Disclosure Schedule. True and complete copies of the certificate of incorporation and by-laws of Seller, as amended to date, have been delivered to Buyer. Seller has heretofore delivered to Buyer complete and correct copies of all minute books and all stock record books of Seller.

               (b) Seller does not own, directly or indirectly, of record or beneficially, any equity interests in any Person.

          Section 2.2 Authorization. Each of the Doolittles is competent and has full power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or stockholder actions on the part of Seller are necessary to authorize the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Doolittles and Seller, and (assuming due and valid authorization, execution and delivery hereof by Buyer) is a valid and binding obligation of the Doolittles and Seller enforceable against the Doolittles and Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

          Section 2.3 Consents and Approvals; No Violation. Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Doolittles or Seller nor the consummation by the Doolittles or Seller of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of Seller; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets or properties of the Doolittles or Seller under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which the Doolittles or Seller is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter ("Law") applicable to the Doolittles or Seller or any of their properties or assets or (iv) require on the part of the Doolittles or Seller any material filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Authority") or any other Person.

          Section 2.4 Financial Statements. Section 2.4 of the Seller Disclosure Schedule contains (i) the audited balance sheet of Seller and the related statements of income and retained earnings and statements of cash flows for each of the fiscal years ended as of December 31, 2001, 2002 and 2003 and (ii) the unaudited balance sheet of Seller and the related statement of income for the four month periods ended April 30, 2004 ((i) and (ii) collectively, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of Seller as of the respective dates thereof, and the results of operations, retained earnings and cash flows of Seller for the periods then ended. The Financial Statements have been derived from the books and records of Seller and are consistent with the books and records of Seller. The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (subject, in the case of the Financial Statements referred to in clause (ii), to the absence of footnotes and to normal year end adjustments none of which adjustments are, individually or in the aggregate, material ). As used herein, the term "Balance Sheet" shall refer to the audited balance sheet of Seller as of December 31, 2003.

          Section 2.5  No Undisclosed Liabilities. Seller has no
Liabilities of any kind whatsoever, and neither Seller nor the Doolittles know of any valid basis for the assertion of any such Liabilities, and to Seller's and the Doolittles' knowledge no existing condition, situation or set of circumstances exists which could be expected to result in a Liability, other than:

               (a) Liabilities which are adequately and expressly reflected and reserved for in the Balance Sheet;

               (b) Liabilities incurred in the ordinary and usual course of business consistent with past practice since December 31, 2003, which, individually or in the aggregate, are not material; and

               (c) Liabilities and obligations that are set forth in Section 2.5(c) of the Seller Disclosure Schedule.

          Section 2.6 Absence of Certain Changes. Except as and to the extent set forth in Section 2.6 of the Seller Disclosure Schedule, since December 31, 2003, (a) Seller has conducted its business and operations only in the ordinary and usual course of business consistent with past practice, and (b) Seller has not (i) suffered any adverse change in its business, customers, prospects, operations, properties, working capital, condition (financial or otherwise), assets or Liabilities which resulted in or could result in a Material Adverse Effect, and there has not been any damage, destruction, loss or other event which resulted in or could result in a Material Adverse Effect or (ii) taken any action, which if taken after the date hereof, would violate the provisions of Section 4.1.

          Section 2.7  Real Property.

               (a) Seller does not own any real property.

               (b) Section 1.1(a)(v) of the Seller Disclosure Schedule contains a complete list of all real property leased by Seller, together with all leases related to such properties (the "Real Property Leases"). Seller has heretofore made available to Buyer true and complete copies of the Real Property Leases (including any amendments, modifications or supplements thereto). Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither Seller, nor to Seller's and the Doolittles' knowledge, any other party is in default, violation or breach in any respect under any Real Property Lease, and, to Seller's and the Doolittles' knowledge, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under any Real Property Lease. The Seller has good and valid title to the leasehold estate under each Real Property Lease to which it is a party, free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 2.7(b) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller or the Doolittles, the consummation of the transactions contemplated hereby or compliance by Seller or the Doolittles with any of the provisions hereof will (i) conflict with or result in any breach of any provision of any Real Property Lease or (ii) require any consent, waiver, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Real Property Lease.

          Section 2.8 Intellectual Property. Section 1.1(a)(vii) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property used or held for use in connection with the operation of the Business or the design or manufacture of any products sold by the Business or owned by Seller, together with all licenses related to the foregoing (the "Business Intellectual Property"). Except with respect to certain computer programs identified in Section 2.8 of the Seller Disclosure Schedule, Seller owns all the Business Intellectual Property, and the consummation of the transactions contemplated by this Agreement will transfer to Buyer good and valid title to the Business Intellectual Property, free and clear of all Liens and without any alteration or impairment in any respect. With respect to the computer programs identified in Section 2.8 of the Seller Disclosure Schedule, the Seller has a valid license to use such Business Intellectual Property, and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect. There are no oppositions, cancellations, invalidity proceedings, interferences, re-examination or other proceedings presently pending with respect to the Business Intellectual Property. To Seller's and the Doolittles' knowledge, the conduct of Seller's business and the Business Intellectual Property has not infringed and does not infringe on any Intellectual Property or other proprietary rights of any Person, and neither Seller nor the Doolittles have received any notice from any other Person pertaining to or challenging the right of Seller to use any Business Intellectual Property. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, Seller has not made any claim of a violation or infringement by others of its rights to or in connection with Business Intellectual Property.

          Section 2.9  Certain Contracts.

               (a) Section 2.9(a) of the Seller Disclosure Schedule lists, by reference to the applicable subsection of this Section 2.9(a), all material contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), to which Seller is a party or by which it or any of the Assets may be bound or affected (the "Listed Business Contracts"), including (i) all employment or other contracts (including non-competition, confidentiality, loans to employees, directors or officers, severance or indemnification agreements) with or in respect of any employee or current or former officer or director or stockholder of Seller; (ii) all consulting contracts; (iii) instruments for borrowed money (including any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations);
(iv) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which Seller has continuing obligations or rights; (v) joint venture or partnership agreements, licensing arrangements, contracts for sharing of profits or proprietary information; (vi) purchase contracts or agreements giving rise to Liabilities of Seller; (vii) guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness or obligations of any other Person; (viii) all leases of personal property; (ix) all contracts providing for payments by or to Seller in excess of $10,000 per year; (x) all contracts obligating Seller to provide or obtain products or services for a period of one year or more; (xi) all contracts containing covenants purporting to limit Seller's freedom to compete with any Person or in any geographic area; (xii) all contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve capital expenditures; (xiii) all contracts relating to Business Intellectual Property (not otherwise identified in Section 1.1(a)(vii) of the Seller Disclosure Schedule); (xiv) any agreement or contract not terminable or cancellable by Seller upon notice of not longer than 60 days and without liability, penalty or premium; and (xv) any agreement or contract which was not made in the ordinary course of business consistent with past practice.

               (b) Seller has heretofore provided to Buyer a true and complete copy of each Listed Business Contract (together with all amendments thereto). Each Listed Business Contract is a legal, valid and binding obligation of Seller and to Seller's and the Doolittles' knowledge the other parties thereto enforceable against such parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. Neither Seller nor any other party is in default, violation or breach in any respect under any Listed Business Contract, and, to Seller's and the Doolittles' knowledge, no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a default, violation or breach in any respect under any Listed Business Contract. Except as set forth in Section 2.9(b) of the Seller Disclosure Schedule, none of the execution, delivery or performance of this Agreement by Seller or the Doolittles, the consummation of the transactions contemplated hereby or compliance by Seller or the Doolittles with any of the provisions hereof will (i) conflict with or result in any breach of any provision of any Listed Business Contract or (ii) require any consent, waiver, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Listed Business Contract.

          Section 2.10 Permits and Other Authorizations. Section 2.10 of the Seller Disclosure Schedule lists all licenses, permits, franchises and other authorizations of any Governmental Authority (the "Permits") necessary or desirable for, or otherwise material to, the conduct of Seller's business and operation as currently conducted or proposed to be conducted. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, all such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of Seller and the Doolittles, threatened seeking the revocation or limitation of any such Permit.

          Section 2.11 Assets. Except as set forth on Section 2.11 of the Seller Disclosure Schedule, Seller owns all of the Assets, and shall transfer to Buyer at the Closing, good, valid and marketable title (in the case of the Real Property Leases, valid leasehold interests therein) to the Assets, free and clear of all Liens, except Permitted Liens. The Assets include all rights, properties and other assets (tangible or intangible) used by Seller to conduct the Business or necessary to permit Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by Seller prior to the date hereof. The equipment included in the Assets is in good operating condition and repair and is adequate for the use to which it is being put. None of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither the whole nor any portion of any Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed. Except as set forth on Section 2.11(a) of the Seller Disclosure Schedule, Misook, Inc., a New York corporation and affiliate of Seller ("Misook"),does not have any assets or Liabilities and does not conduct any business.

          Section 2.12 Insurance. Section 2.12 of the Seller Disclosure Schedule contains an accurate and complete list of all policies of property, fire, liability, worker's compensation and other forms of insurance owned or held by Seller. Seller has heretofore delivered copies of such insurance policies to Buyer. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies: (a) are sufficient for compliance with all requirements of Law and of all contracts to which Seller is a party;
(b) are valid, outstanding and enforceable; and (c) provide adequate insurance coverage for Seller's assets and operations. Section 2.13 Labor Relations. Except to the extent set forth in Section 2.13 of the Seller Disclosure
Schedule: (a) neither Seller nor Misook is a party to any collective bargaining agreements, other contracts, agreements, arrangements or understandings, written work rules or practices agreed to with any labor organization, employee association or works council; (b) Seller and Misook are and at all times have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable Law; (c) there is no labor strike, dispute, slowdown, lockout or stoppage pending or, to the knowledge of Seller or the Doolittles, threatened against or affecting Seller or Misook and during the past five years there has not been any such action; (d) none of the employees employed by Seller or Misook is represented by a labor organization, employee association or works council and there are no current union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (e) there are no written personnel policies, rules or procedures applicable to employees employed by Seller or Misook, other than those set forth in Section 2.13 of the Seller Disclosure Schedule, true and correct copies of which have heretofore been delivered to Buyer.

          Section 2.14  Benefit Plans; ERISA.

               (a) Section 2.14(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation plan, each incentive compensation or equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller would be deemed a "single employer" within the meaning of section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code"), or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of Seller or any subsidiary of Seller (the "Benefit Plans").

               (b) With respect to each Benefit Plan, Seller has heretofore delivered to Buyer true and complete copies of the Benefit Plans and any amendments thereto (or if the Benefit Plan is not a written Benefit Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries (and including all summary plan descriptions) required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

               (c) No liability under Title IV or section 302 of ERISA has been incurred by Seller or any ERISA Affiliate that has not been satisfied in full, and to Seller's and the Doolittles' knowledge, no condition exists that presents a material risk to Seller or any ERISA Affiliate of incurring any such liability. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of section 412 of the Code or section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Seller has not provided or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to section 401(a)(29) of the Code. Neither Seller nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of section 3(37) of ERISA, at any time on or after September 26, 1980.

               (d) Except as set forth in Section 2.14(d) of the Seller Disclosure Schedule, under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

               (e) Each Benefit Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

               (f) Each Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code.

               (g) No Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Seller or any ERISA Affiliate of Seller for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

               (h) No amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

               (i) Excluding qualified pension benefits, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate (or any other Person in respect of whom Seller or any ERISA Affiliate could have any Liability) to severance pay, unemployment compensation or any other payment or benefit or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other person.

               (j) There are no pending, or to Seller's and the Doolittles' knowledge, any threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

               (k) All contributions and premiums required to be paid by Seller or any ERISA Affiliate under the terms of the Benefit Plans and Section 302 of ERISA and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the Financial Statements.

               (l) To the knowledge of Seller and the Doolittles, no representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, directors, agents or leased employees (or any of their representatives or beneficiaries) of Seller which are not in accordance with the terms and conditions of the Benefit Plans.

               (m) Except as described in Section 2.14(m) of the Seller Disclosure Schedule, neither Seller nor any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors who may be eligible to participate in the Benefit Plans or used the services of individuals to an extent that could result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

          Section 2.15  Taxes.

               (a) (i) Seller has duly and timely filed, or will so file when due, with the appropriate Governmental Authorities (or there have been or will be duly and timely filed on its behalf) all income Tax Returns and all other material Tax Returns required to be filed by it or with respect to the Business (including Tax Returns relating to the payment of the Purchase Price), and all such Tax Returns were or will be true, correct and complete when filed, (ii) all material Taxes of Seller, which have become, will become or are due, and any assessments received by Seller, regarding any period through or ended prior to the Closing Date (including any Taxes due as a result of its receipt of the Purchase Price other than any sales Taxes arising out of or relating to the transactions contemplated under this Agreement) have been timely paid (or will be duly and timely paid and adequate reserves have been made therefor) except for Taxes that are being contested by Seller in good faith by appropriate proceedings and for which adequate reserves have been made, and (iii) no notice of a claim, audit or pending investigation has been received by Seller, or to the knowledge of Seller or the Doolittles, has been threatened, by any federal, state, local, foreign or other jurisdiction with respect to Taxes.

               (b) No waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Return have been executed by Seller.

               (c) Section 2.15(c) of the Seller Disclosure Schedule sets forth a list of each jurisdiction with respect to which Seller has filed a Tax Return during the last four years, the type of Tax or Taxes to which such Tax Return relates (e.g., sales Tax, income Tax, etc.), the latest year for which such Tax Return was filed and a description of the transaction(s) to which such Tax Return relates.

               (d) No claim has ever been made by an authority in a jurisdiction where Seller has not filed Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

               (e) Seller is not a "Foreign Person" within the meaning of
Section 1445(a) of the Code.

               (f) There are no Liens for Taxes upon any of the Assets, other than Liens for Taxes not yet due and payable.

               (g) Seller has duly and timely withheld, and paid to the proper Governmental Authority when due, all Taxes required to be withheld and paid.

          Section 2.16 Environmental Matters. To Seller's and the Doolittles' knowledge, Seller (a) is and has been in compliance in all material respects with all Laws relating to pollution or protection of human health or the environment ("Environmental Laws"), and (b) has not received any communication, notice or claim alleging that it is not in such compliance or otherwise has any Liability or potential Liability under Environmental Laws. To Seller's and the Doolittles' knowledge, there are no facts or circumstances, including the release of any hazardous substance at any property currently or formerly owned or operated by Seller, that could result in any Liability under Environmental Laws.

          Section 2.17 Litigation. Except as set forth in Section 2.17 of the Seller Disclosure Schedule, there is no action, claim, suit, inquiry, judicial or administrative proceeding, audit or investigation by or before any Governmental Authority or arbitral body pending or, to the knowledge of Seller and the Doolittles, threatened against or involving Seller, the Business or the Assets. Seller is not subject to any judgment, order, injunction, rule or decree of any Governmental Authority or arbitral body.

          Section 2.18 Compliance with Law. Seller's business and operations have been conducted in all material respects in accordance with all applicable Laws and other requirements of all Governmental Authorities, including all Laws and other requirements relating to customs, customs reporting, the payment of applicable duties or the import or export of goods or services. Seller has not received any notification of any asserted present or past failure by Seller to comply with such Laws or other requirements.

          Section 2.19 Personnel. Section 2.19 of the Seller Disclosure Schedule sets forth a list of all employees of Seller and Misook as of the date hereof. Such list indicates as to each such individual: (a) date of commencement of service; (b) job title or brief job description and place of work; (c) salary and bonus, if applicable, or other rate of pay for the fiscal year ended December 31, 2003 and for the fiscal year commencing January 1, 2004; (d) with respect to salaried individuals, the date of the last salary increase; and (e) any commitments or arrangements with such individuals as to salary or bonus, if applicable, or other rate of pay. To the knowledge of Seller and the Doolittles, no such individual has any plans to terminate his or her employment with or service to the Business as a result of the transactions contemplated by this Agreement or otherwise.

          Section 2.20  Related Party Transactions. Except as disclosed in
Section 2.20 of the Seller Disclosure Schedule, no officer, director, interest holder, relative, affiliate or associate of Seller or the Doolittles or any affiliate or associate of the foregoing (collectively "Related Parties") provides or causes to be provided any assets, services or facilities to Seller or the Business or has any other business relationship with Seller. No Related Party conducts a business similar to the Business.

          Section 2.21 Inventory. All of the inventories of Seller consist of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down to fair market value on the Balance Sheet or for which adequate reserves have been provided therein. All inventories not written off have been priced at the lower of cost or market. The quantities of each type of inventory are not excessive, but are reasonable and warranted in Seller's present circumstances. All inventory held by Seller is free of any defect or other deficiency, meet Seller's specifications and industry standards, and do not infringe on any third-party Intellectual Property.

          Section 2.22 Accounts Receivable. Section 1.1(a)(iii) of the Seller Disclosure Schedule accurately lists as of the date hereof all Accounts Receivable of Seller. Except as set forth in Section 2.22 of the Seller Disclosure Schedule, all Accounts Receivable, whether reflected on the Financial Statements or arising thereafter in the ordinary course of business,
(i) arose in the ordinary course of business from bona fide arm's-length transactions for the sale of goods or performance of services; (ii) are valid; and (iii) are collectible in the ordinary course of the business in accordance with their terms (subject to reserves reflected on the Financial Statements) and are not subject to counterclaims or setoffs. All known or expected or anticipated claims, allowances or other price adjustments are reflected in the Financial Statements and set forth in Section 2.22 of the Seller Disclosure Schedule. Neither Seller nor the Doolittles have knowledge of any facts or circumstances which would result in a material increase in the uncollectibility of the Accounts Receivable.

          Section 2.23 Customers and Suppliers. Section 2.23 of the Seller Disclosure Schedule sets forth the name of any customer of Seller who accounted for more than 5% of Seller's sales during the period from January 1, 2003 through the date hereof, and the name of any supplier from whom Seller purchased more than 5% of the goods or services which it purchased during the same period. Since January 1, 2003, no customer or supplier listed in Section
2.23 of the Seller Disclosure Schedule has cancelled or otherwise adversely modified its relationship with Seller and, to the knowledge of Seller and the Doolittles (a) no such customer or supplier has any intention to do so and (b) the consummation of the transactions contemplated by this Agreement will not adversely affect any of such relationships.

          Section 2.24 Orders and Commitments. The aggregate of all accepted and unfulfilled orders for the sale of products entered into by Seller does not exceed amounts which would be outstanding in the ordinary course of Seller's business, and the aggregate of all commitments for the purchase of inventory by Seller does not exceed amounts which would be outstanding in the ordinary course of Seller's business. All such commitments and orders were made in the ordinary course of business.

          Section 2.25 Product Warranties. All products sold or delivered by Seller, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no material Liability, and to Seller's and the Doolittles' knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any such Liability or replacement or repair thereof or other damages in connection therewith. No products sold or delivered by Seller are subject to any guarantee, warranty or other indemnity other than the representation that the product is a reproduction of a sample theretofore shown to the customer.

          Section 2.26 Brokers and Finders. Except for Kurt Salmon Associates Capital Advisors, Inc., whose fees and expenses will be paid by Seller in accordance with Seller's agreement with such firm, none of Seller nor the Doolittles or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

          Section 2.27 Disclosure. No representations or warranties by Seller or the Doolittles in this Agreement, and no statement contained in any document (including financial statements and the Seller Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller or the Doolittles to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading, and all of the foregoing accurately, completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact or circumstance known to Seller or the Doolittles and related to Seller, the Doolittles or the Business which has not been disclosed in writing to Buyer.

                                 ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF BUYER AND HARTMARX
              ----------------------------------------------------

          Buyer and Hartmarx, jointly and severally, hereby represent and warrant to the Doolittles and Seller that:

          Section 3.1 Corporate Organization. Each of Buyer and Hartmarx is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

          Section 3.2 Authorization. Each of Buyer and Hartmarx has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and Hartmarx of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer or Hartmarx are necessary to authorize the execution and delivery by Buyer and Hartmarx of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Hartmarx and (assuming due and valid authorization, execution and delivery hereof by the Doolittles and Seller) is a valid and binding obligation of each of Buyer and Hartmarx enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

          Section 3.3 No Violation; Consents. Neither the execution, delivery or performance of this Agreement by Buyer and Hartmarx nor the consummation by Buyer and Hartmarx of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of either Buyer or Hartmarx; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer or Hartmarx is a party or by which they or any of their properties or assets may be bound; (iii) violate any Law applicable to Buyer or Hartmarx or any of their respective properties or assets or (iv) require on the part of Buyer or Hartmarx any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except in the case of clause (ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would prevent Buyer or Hartmarx from consummating the transactions contemplated by this Agreement.

          Section 3.4 Newly Formed Company. Buyer is a newly incorporated corporation formed for the purpose of acquiring the Business. All of the issued and outstanding stock of Buyer is owned by Hartmarx.

          Section 3.5 No Material Adverse Effect. Since November 30, 2003, there has not occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had a material adverse effect on the businesses, customers, prospects, operations, properties, working capital, condition (financial or otherwise), assets or liabilities of Hartmarx and its subsidiaries, taken as a whole.

          Section 3.6 Brokers and Finders. Neither Buyer nor Hartmarx nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                  ARTICLE IV

                                   COVENANTS
                                   ---------

          Section 4.1 Conduct of Business. Seller and the Doolittles covenant and agree that, except as Buyer may consent in writing, during the period from the date of this Agreement to the Closing:

               (a) the Business shall be conducted only in the ordinary course of business consistent with past practices, including but not limited to, (i) fabric and production commitments, (ii) inventory, (iii) scheduling and delivery, (iv) customer pricing and shipping arrangements and (v) employment practices;

               (b) Seller shall use its reasonable best efforts to preserve its present business organization intact and maintain good relations with customers, suppliers, employees, contractors and others having business dealings with it;

               (c) Seller shall comply in all material respects with all applicable Laws and other requirements of all Governmental Authorities, including all Laws and other requirements relating to customs, customs reporting, the payment of applicable duties or the import or export of goods or services;

               (d) Seller shall not incur any Liabilities except current Liabilities for accrued expenses or trade payables in connection with the purchase of goods or services in the ordinary and usual course of business consistent with past practice, none of which, individually or in the aggregate, are material to the Business;

               (e) Seller shall not pay, discharge or satisfy any Liabilities other than the payment, discharge or satisfaction in the ordinary and usual course of business and consistent with past practice of Liabilities reflected or reserved against in the Balance Sheet or current Liabilities incurred since December 31, 2003 in the ordinary and usual course of business consistent with past practice none of which, individually or in the aggregate, are material to the Business;

               (f) Seller shall not sell, transfer, or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except for sales of inventory in the ordinary and usual course of business consistent with past practice and transfers of cash and cash equivalents to the Doolittles;

               (g) Seller shall not permit or allow any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for Permitted Liens;

               (h) Seller shall not (i) modify, amend or terminate any of the Business Contracts; (ii) waive, release or assign any material rights or claims under any of the Business Contracts; or (iii) enter into any contracts, agreements, arrangements or understandings that would be required to be set forth in Section 2.9(a) of the Seller Disclosure Schedule except in the ordinary and usual course of its business consistent with past practice;

               (i) Seller shall not permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated;

               (j) Seller shall promptly advise Buyer of the need to write down the value of any inventories or write off as uncollectible any accounts receivable;

               (k) Seller shall not cancel any debts or waive any claims or rights;

               (l) Seller shall not dispose of or permit to lapse any Intellectual Property rights, or dispose of or disclose to any Person, other than representatives of Buyer, any Intellectual Property rights not theretofore a matter of public knowledge;

               (m) Seller shall not make, or permit any other Person to make, any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, or make any addition to or other change in any retirement, welfare, fringe or severance benefit or vacation plan, to or in respect of any shareholder, director, officer, employee, broker, salesman, distributor or agent of the Business; provided, however, that the foregoing shall not prohibit the payment of bonuses to, or the increase in the salary of, any non-management employee of the Business, in each case, in the ordinary course and usual course of business consistent with past practice and only to the extent such bonuses and salary increases are not material in the aggregate;

               (n) Seller shall not institute, settle or agree to settle any litigation, action or proceeding by or before any Governmental Authority or arbitral body;

               (o) Seller shall not make any single capital expenditure or commitment in excess of $25,000 or make aggregate capital expenditures and commitments in excess of $50,000;

               (p) Seller shall not make any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice, except as required by GAAP; and

               (q) Seller shall not agree, whether in writing or otherwise, to take any of the foregoing actions.

          Section 4.2 Access; Confidentiality; Compliance. From the date hereof until the Closing, upon reasonable notice and subject to the terms of the Confidentiality Letter, dated as of February 15, 2001, between Seller and Hartmarx (the "Confidentiality Agreement"), Seller shall afford the officers, employees, accountants, counsel, financing sources and other representatives of Buyer, reasonable access during normal business hours to all of its employees, properties, books, contracts, commitments and records (including Tax Returns). During the period from the date hereof until the Closing, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. All obligations of Buyer and its representatives under the Confidentiality Agreement shall terminate at the Closing. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Seller shall, and shall cause its respective employees and accountants to, fully cooperate with Buyer in the preparation, documentation, review, testing and all other actions Buyer deems necessary to satisfy the internal control certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

          Section 4.3  Taxes; Post-Closing Access.

               (a) Buyer shall pay all sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with the transactions contemplated by this Agreement.

               (b) All real estate Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

               (c) After the Closing, upon reasonable notice, Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the defense of any Tax or other claim or assessment relating to the Assets or, in the case of Seller, for any lawful purpose relating to the conduct of the Business prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Seller, or Seller, in the case of access and assistance given to Buyer.

               (d) Without duplication of Section 4.3(c), Buyer, on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

               (e) Each party hereto hereby waives compliance by Seller and Buyer with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state or political subdivision. Seller and the Doolittles agree to jointly and severally indemnify and hold Buyer harmless against any and all claims, losses, damages, Liabilities (including Tax Liabilities), costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws in connection with this Agreement or the transactions contemplated thereby.

               (f) Buyer and Seller shall, to the extent possible, (i) treat Buyer as a "successor employer" and Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of Seller to be employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

          Section 4.4  Employee Benefits.

               (a) Prior to the Closing, Buyer shall offer, or cause to be offered, employment to each employee of Seller or Misook who is listed on
Section 2.19 of the Seller Disclosure Schedule (each, a "Designated Employee"), such employment to be effective as of the Closing Date. Such offer of employment shall be on terms and conditions relating to salary and position that are comparable (but not necessarily identical) to those terms and conditions of employment applicable to such Designated Employees immediately prior to the Closing. Employees who accept such offer of employment with Buyer as of the Closing Date are referred to herein as the "Transferred Employees." For all purposes under any benefit plans instituted by Buyer providing benefits to any Transferred Employee after the Closing, each Transferred Employee will be credited with his or her years of service with Seller and/or any of its affiliates before the Closing to the extent that such service would have been credited under the comparable Benefit Plans of Seller immediately prior to the Closing; provided, however, that such prior service will not be credited to the extent such credit would result in duplication of benefits.

               (b) Seller shall bear the entire cost and expense of all workers' compensation claims (i) arising out of injuries identifiably sustained by Transferred Employees on or before the Closing Date and (ii) arising out of injuries without an identifiable date of occurrence and which are alleged to have arisen before the Closing Date. Notwithstanding anything contained in this Section 4.4(b) to the contrary, in no event shall the Buyer bear any costs or expenses associated with any workers' compensation claim, whether arising before, on or after the Closing Date, for which the Seller has maintained or maintains an insurance policy to cover such claim.

               (c) As of the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, (i) the Benefit Plans set forth on Schedule 4.4(c) (the "Assumed Plans") and (ii) each underlying insurance certificate or policy and each trust agreement, services agreement or other administrative agreement, as applicable, relating to the Assumed Plans. Notwithstanding anything to the contrary contained herein, Seller shall retain, and Buyer shall have no obligation with respect to, (A) any claims incurred under the Assumed Plans (other than the Seller Pension Plan) prior to the Closing Date that are not covered by insurance and (B) any liabilities arising under the Seller Pension Plan prior to the Closing Date other than benefit liabilities and the plan's funding obligation, which are hereby expressly assumed by Buyer. Seller and Buyer shall take all corporate and other actions necessary to implement the provisions of this Section 4.4(c). Seller agrees to cooperate with Buyer as required to effectuate the assumption of any underlying agreement or insurance policies relating to the Assumed Plans, including, without limitation, providing timely notices to trustees and insurance carriers. Buyer and Seller shall provide each other such records and information as may be necessary or appropriate to carry out their obligations under this Section 4.4(c) or for the purposes of the administration of the Assumed Plans following the Closing Date. To the extent that any Assumed Plan cannot be assigned and assumed, Buyer shall use commercially reasonable efforts to adopt a mirror plan or arrangement, and Seller shall provide all assistance reasonably requested by Buyer, for example by contacting insurance carriers and other benefit plan vendors on behalf of Buyer.

          Section 4.5  All Reasonable Efforts; Consents and Approvals.

               (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby. Seller and the Doolittles will use commercially reasonable efforts to ensure that (i) the lessor under each Real Property Lease shall execute and deliver at or prior to Closing a landlord collateral access letter in such form as may reasonably be requested by Hartmarx's financing sources and (ii) the landlord under the lease for Seller's premises at 499 Seventh Avenue, New York, New York (the "Seventh Avenue Lease") shall execute and deliver at or prior to Closing an estoppel certificate in form and substance reasonably acceptable to Buyer and stating (i) that the Seventh Avenue Lease is unmodified and in full force and effect (or, if there have been modifications, that the Seventh Avenue Lease is in full force and effect as modified, and setting forth such modifications),
(ii) the dates to which base rent, additional rent and other sums payable under the Seventh Avenue Lease have been paid and (iii) that no default exists on the part of Seller under the Seventh Avenue Lease or the guarantors under the guaranty of the Seventh Avenue Lease.

               (b) Seller, Buyer, Hartmarx and the Doolittles shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, if required, furnishing all information required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any comparable laws of foreign jurisdictions and in connection with approvals of, filings with, and inquiries or requests from, any Governmental Authority); shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby; and shall not take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing. Each of Seller, Buyer, Hartmarx and the Doolittles shall take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by the Doolittles, Seller, Hartmarx or the Buyer in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement, and each of Buyer and Seller agree to request early termination of any applicable waiting period under the HSR Act. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act or any comparable laws of foreign jurisdictions, none of Seller, Buyer, Hartmarx or their respective affiliates, shall be required to divest or hold separate or otherwise take or commit to take any action that limits their freedom of action with respect to, or their ability to retain, any of the businesses, product lines, properties or assets of Seller, Buyer, Hartmarx or their respective affiliates.

               (c) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated hereby unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, Seller shall use all reasonable efforts to effect such transfers, amendments or modifications.

          Section 4.6 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other parties of any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

          Section 4.7 Publicity. Except as may be required by law or applicable listing agreement with a national securities exchange, none of Hartmarx, Buyer, Seller, the Doolittles or any of their respective affiliates, shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior approval of Buyer, in the case of a press release or other statement by Seller or the Doolittles, or Seller, in the case of a press release or other statement by Buyer or Hartmarx. To the extent reasonably feasible, the initial press release regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

          Section 4.8 No Solicitation. Seller and the Doolittles agree that they shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal and request the return of all information provided to any third party pursuant to a confidentiality agreement or otherwise in connection with such discussions, negotiations or communications. From the date of this Agreement until the earlier of termination of this Agreement or the Closing, Seller shall not and shall not authorize or permit its respective officers, directors, employees, investment bankers, attorneys, accountants, affiliates or other agents to directly or indirectly (i) initiate, solicit, encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which may be reasonably likely to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) engage in any negotiations or discussions with, or provide any information or data to, any Person (other than Buyer or any of its affiliates or representatives) relating to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" means any proposal for a merger, consolidation or other business combination involving Seller or any proposal to acquire in any manner an equity interest in, or a portion of the business or assets (other than sales of inventory in ordinary course of business) of, Seller, or any proposal with respect to any other transaction similar to any of the foregoing with respect to Seller, other than the transactions contemplated by this Agreement. Seller shall promptly notify Buyer after receipt by Seller or the Doolittles of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person and the terms thereof.

          Section 4.9  Confidentiality.

               (a) The Doolittles and Seller represent and warrant that as of the Closing they will have delivered to Buyer all Confidential Information, including all copies thereof, which are in their possession, or under their control, including such Confidential Information as may be held by their agents or representatives, without making or retaining any copies or extracts thereof. The Doolittles and Seller agree that, from and after the date hereof, except as otherwise consented to in writing by Buyer or to extent necessary to operate the Business in accordance with the terms of this Agreement, (i) they will not directly or indirectly disclose or use in a manner adverse to Buyer or the Business, any Confidential Information, and (ii) if either the Doolittles or Seller receive a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, such party will (A) immediately notify Buyer of the existence, terms and circumstances surrounding such request, (B) seek a protective order or other appropriate remedy, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed.

               (b) "Confidential Information" means any and all information relating to the management, operations, finances, products, trade secrets, technology or services related to the Business, including but not limited to any and all financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information relating to the Business, whether written, oral or computer generated, other than such information as may at any time be or become lawfully available to the general public through no fault of the disclosing party or its representatives.

          Section 4.10 Post Closing Operations of Seller. From and after the Closing, the Seller will cease its operations and will not engage in any business whatsoever other than activities related solely to the collection and distribution to the Doolittles of any payments pursuant to this Agreement and the liquidation of Seller.

          Section 4.11 Further Assurances. After the Closing, Seller and the Doolittles shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (or in the case of real property leases, valid leasehold interests), including assistance in the collection or reduction to possession of any such Assets.

          Section 4.12 Use of Name. On the Closing Date, the Doolittles shall cause Seller to amend its organizational documents so as to delete therefrom the words "Misook" and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. Seller further agrees that, from and after the Closing Date, Seller will not adopt any name that is confusingly similar to, or a derivation of, "Misook" or "Exclusively Misook." Except as set forth in the Employment Agreement, Misook Doolittle shall not at any time after the Closing use or authorize others to use the name "Misook," "Exclusively Misook" or any variation, derivation, or combination thereof for any commercial activities.

          Section 4.13 Employment and Consulting Agreements. At Closing Buyer, on the one hand, and Misook Doolittle and Harry Doolittle, as applicable, on the other hand, shall (and Hartmarx shall cause Buyer to) execute an Employment Agreement for Misook Doolittle ("Employment Agreement") and a Consulting Agreement for Harry Doolittle ("Consulting Agreement") in substantially the form annexed hereto as Exhibit A and Exhibit B respectively.

          Section 4.14 Discharge of Business's Liabilities. The Doolittles shall cause Seller to pay and discharge, and hold Buyer harmless from, the Excluded Liabilities.

          Section 4.15 Financial Statements. Promptly after they become available, Seller shall deliver to Buyer any interim financial statements of Seller that are prepared after the date hereof and have not previously been provided to Buyer. Without limiting the foregoing, Seller shall provide to Buyer prior to the Closing Date, financial statements of Seller and related documents that meet the requirements of the applicable items of Securities and Exchange Commission Form 8-K. Seller shall cooperate with, and provide all information and documents regarding the Business reasonably requested by, Buyer in order to assist Buyer in the preparation of the pro forma financial information required by the applicable items of Securities and Exchange Commission Form 8-K.

          Section 4.16 Hartmarx Guaranty. Hartmarx guarantees all payment obligations of Buyer under this Agreement, including, without limitation, all Earnout Payments. The guaranty being given by Hartmarx hereunder is a primary obligation of Hartmarx and Seller and/or the Doolittles shall not be required to exhaust their remedies against Buyer before instituting legal proceedings against Hartmarx. Any change or modification of any of the terms or provisions of this Agreement or any waiver of any rights hereunder by Buyer shall not discharge or otherwise affect the guaranty being given by Hartmarx hereunder. Except with respect to any obligation to make the payments provided by Section 1.10(g), if any, the obligations of Hartmarx hereunder shall terminate immediately upon the consummation of a Sale Transaction.

          Section 4.17  Letter of Credit; Customs Bond.

               (a) If requested by Buyer upon notice delivered to Seller not less than 3 business days prior to the Closing, the Doolittles and Seller will maintain in full force and effect, and not permit to expire or otherwise terminate or lapse, the existing standby letters of credit used in the Business (#5000449743 and #500049418) (the "Letters of Credit") for the benefit of Buyer and the Business until the earlier of (i) 180 days after the Closing or (ii) the date on which the Letters of Credits are no longer required by the applicable Korean Governmental Authority. Buyer and Hartmarx agree to indemnify and hold Seller and the Doolittles harmless for any amounts drawn on the Letters of Credit after the Closing to the extent related to an Assumed Liability. If no such request is made or upon expiration of the period referenced in the preceding sentence, Seller and the Doolittles shall not be required to maintain the Letters of Credit, and Seller shall be entitled to distribute the cash backing up the Letters of Credit to the Doolittles.

               (b) After the Closing, the Doolittles and Seller agree to maintain in full force and effect, and not permit to expire or otherwise terminate or lapse, the existing customs bond used in the Business. Buyer and Hartmarx agree to indemnify and hold Seller and the Doolittles harmless for any amounts drawn on such customs bond after the Closing to the extent related to an Assumed Liability.

                                  ARTICLE V

                          SURVIVAL AND INDEMNIFICATION
                          ----------------------------

          Section 5.1 Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending two (2) years from the Closing Date, except that: (a) the representations and warranties set forth in Sections 2.2, 2.11 and 3.2 shall survive without limitation; (b) the representations and warranties set forth in Sections 2.1, 2.8, 2.14, 2.15, 2.16, 2.26 and 3.1 shall survive until the applicable statute of limitations has run plus ninety (90) days; and (c) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.3(a) hereof. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations

          Section 5.2  Indemnification.

               (a) Subject to the limits set forth in this Article V, the Doolittles and Seller agree to jointly and severally indemnify, defend and hold Buyer, its officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, Liabilities, Taxes, judgments, expenses of investigation and reasonable fees and disbursements of counsel and other professionals) (collectively, "Losses"), that they may incur arising out of or due to (i) the inaccuracy in or breach of any representation or warranty of the Doolittles or Seller contained in this Agreement (without giving effect to any "materiality" or "Material Adverse Effect" or other similar qualifier contained therein), (ii) the breach by Seller or the Doolittles of any covenant, undertaking or other agreement of the Doolittles or Seller contained in this Agreement, (iii) the Excluded Liabilities and any other Liabilities that are not Assumed Liabilities, and (iv) enforcing the indemnification rights of Buyer pursuant to this Article V.

               (b) Subject to the limits set forth in this Article V, Buyer and Hartmarx agree to jointly and severally indemnify, defend and hold the Doolittles and Seller and their respective officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) the inaccuracy in or breach of any representation or warranty of Buyer or Hartmarx contained in this Agreement (without giving effect to any "materiality" or other similar qualifier contained therein other than any such qualifier in Section 3.5 which shall be given full effect), (ii) the breach by Buyer or Hartmarx of any covenant, undertaking or other agreement of Buyer or Hartmarx contained in this Agreement, (iii) Assumed Liabilities, (iv) any liabilities incurred by the Doolittles arising out of their personal guarantees of Seller's obligations as a tenant under the Seventh Avenue Lease to the extent related to the post Closing use or occupancy of such facility, (v) for amounts drawn on the Letters of Credit or the customs bond referenced in Section 4.17(b) to the extent provided in Section 4.17(a) or Section 4.17(b), as applicable, and
(vi) enforcing the indemnification rights of the Doolittles and Seller pursuant to this Article V.

          Section 5.3 Claims for Indemnification. (a) The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought ("Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

               (b) With respect to claims made by third parties, the Indemnifying Party shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability, but shall not be entitled to settle or compromise such asserted liability without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party and (C) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim.

          Section 5.4  Limitations on Indemnification.

               (a) Notwithstanding anything to the contrary contained herein, neither Seller nor the Doolittles on the one hand, nor Buyer on the other hand (or, in each case, such party's officers, directors, employees, agents, representatives and affiliates), shall be entitled to recover from the other under Section 5.2(a)(1) or 5.2(b)(1), as applicable (i) unless and until the total of all such party's Losses (including the Losses such party's officers, directors, employees, agents, representatives and affiliates) under Section 5.2(a)(i) or 5.2(b)(i), as applicable, exceeds $50,000, in which case, such party (and such party's officers, directors, employees, agents, representatives and affiliates) shall be entitled to recover the full amount of all such Losses in excess of $50,000; provided, however, that no claim for indemnification by Buyer hereunder with respect to Losses resulting from an inaccuracy in or breach of the representations and warranties contained in Sections 2.2 and 2.11 shall be subject to the aforesaid limitation. Notwithstanding anything herein to the contrary, the sum of all Losses pursuant to which indemnification is payable pursuant to Article V shall not exceed the Purchase Price actually paid under this Agreement (it being understood that if the Purchase Price is subsequently increased as a result of an Earnout Payment or otherwise, any Losses theretofore limited by this sentence shall thereafter be recoverable to the extent of any such increase in the Purchase Price)

               (b) For purposes of this Section 5.4, in computing such individual or aggregate amounts of Losses, the amount of each Loss shall be deemed to be an amount net of any insurance proceeds and any indemnity or contribution or similar payment, in each case, actually recovered by the Indemnified Party from any third party with respect thereto (with the amount of such proceeds or payment to be calculated net of any premium increase and net of any expenses incurred in obtaining any such amounts, as applicable).

          Section 5.5 Allocation of Indemnification Payments. The parties hereto agree that any indemnification payment pursuant to this Agreement shall be treated as an adjustment to the Purchase Price and shall be allocated as set forth in Section 1.4.

          Section 5.6 Exclusive Remedy. The parties hereto acknowledge and agree that, after the Closing, the indemnification provisions of this Article V shall be the sole and exclusive remedy for any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement (except as otherwise set forth in Section 8.13 and except for claims based upon willful misconduct or fraud).

                                  ARTICLE VI

                                  CONDITIONS
                                  ----------

          Section 6.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the transactions contemplated hereby shall be subject to the satisfaction, or in each party's discretion, waiver (to the extent permissible) at or prior to the Closing Date of each of the following conditions:

               (a) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the transactions contemplated hereby.

               (b) If applicable, the waiting period under the HSR Act shall have expired or been terminated.

          Section 6.2 Conditions to Obligations of Buyer to Effect the Closing. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or, in the Buyer's sole discretion, waiver on or prior to the Closing Date of each of the following conditions:

               (a) The representations and warranties of Seller and the Doolittles set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

               (b) Seller and the Doolittles shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

               (c) Buyer shall have received a certificate, dated as of the Closing Date, signed by the president of Seller and the Doolittles, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

               (d) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

               (e) Buyer shall have obtained on terms and conditions reasonably satisfactory to Buyer all financing necessary in order to consummate the transactions contemplated hereby.

               (f) Seller and the Doolittles shall have delivered to Buyer at the Closing an opinion of Reed Smith LLP, counsel to Seller and the Doolittles, dated the Closing Date, substantially in the form and to the effect of Exhibit C attached hereto.

               (g) Misook Doolittle shall have entered into the Employment Agreement.

               (h) Harry Doolittle shall have entered into the Consulting Agreement.

               (i) Shina EMS Corp. and Dong Won Bang shall have entered into an exclusive supply agreement, substantially in the form and to the effect of Exhibit D attached hereto (the "Supply Agreement").

               (j) All consents and approvals of any Person set forth on
Section 6.2(j) of the Seller Disclosure Schedule shall have been obtained, and a copy of each such consent or approval shall have been provided to Buyer at or prior to the Closing.

          Section 6.3 Conditions to Obligations of Seller and the Doolittles to Effect the Closing. The obligations of Seller and the Doolittles to consummate the transactions contemplated hereby shall be subject to the satisfaction or, in Seller's and the Doolittles sole discretion, on or prior to the Closing Date of each of the following conditions:

               (a) The representations and warranties of Buyer and Hartmarx set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

               (b) Buyer and Hartmarx shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

               (c) Seller shall have received a certificate, dated as of the Closing Date, signed by an officer of Buyer and Hartmarx, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

               (d) Buyer shall have delivered to Seller at the Closing an opinion of the General Counsel of Hartmarx, dated the Closing Date, substantially in the form and to the effect of Exhibit E attached hereto.

               (e) Buyer shall have entered into the Employment Agreement.

               (f) Buyer shall have entered into the Consulting Agreement.

                                  ARTICLE VII

                                  TERMINATION
                                  -----------

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) By the mutual written consent of Buyer and Seller;

               (b) by either Buyer or Seller if:

                    (i) a statute, law, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby, or there shall be an order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the transactions contemplated hereby, and such order or injunction shall have become final and nonappealable; or

                    (ii) the Closing shall not have been consummated by August 31, 2004, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Closing to occur on or before such date;

               (c) by Buyer if (provided that Buyer is not then in material breach of any representation, warranty, covenant or other agreement contained herein):

                    (i) any representation or warranty of Seller or the Doolittles set forth herein (i) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or
     (ii) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by Seller of written notice of such failure; or

                    (ii) Seller or the Doolittles shall have failed to perform in any material respect any obligation required to be performed by them at or prior to the Closing Date under this Agreement, which failure to perform has not been cured within 30 days following receipt by Seller of notice of such failure to perform;

               (d) by Seller if (provided that neither Seller nor the Doolittles are then in material breach of any representation, warranty, covenant or other agreement contained herein):

                    (i) any representation or warranty of Buyer or Hartmarx set forth herein (i) that is qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), or (ii) that is not qualified as to materiality shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within 30 days after the receipt by Buyer of written notice of such failure; or

                    (ii) Buyer or Hartmarx shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Closing under this Agreement, which failure to perform has not been cured within 30 days following receipt by Buyer of notice of such failure to perform.

          Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall forthwith become null and void (except for this Section 7.2 and Sections 8.3, 8.5, 8.8, 8.9, 8.10, 8.11 and 8.12 which shall survive such termination) and there shall be no liability on the part of Buyer, Hartmarx, Seller or the Doolittles, except (i) as set forth in this Section 7.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

                                 ARTICLE VIII

                                 MISCELLANEOUS
                                 -------------

          Section 8.1 Amendment, Extension and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          Section 8.2 Expenses. Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement; provided, that Buyer and Seller shall each pay
50% of the filing fee in connection with any filing made pursuant to the HSR
Act.

          Section 8.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Employment Agreement, the Consulting Agreement, the Supply Agreement, the Confidentiality Agreement (which shall terminate at the Closing) and the Seller Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including that certain letter agreement dated April 13, 2004 (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement) and (b) except as provided in Article V, as are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 8.4 Headings. The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.5 Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery, telecopier, or air courier to the parties at the addresses set forth below.

                  If to the Doolittles or Seller:

                  43 Crane Road
                  Scarsdale, NY 10583
                  Attention: Misook Doolittle
                  Fax:

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Reed Smith LLP
                  599 Lexington Avenue
                  New York, NY 10022
                  Attention: Richard B. Rodman
                  Fax: (212) 521-5450

                  If to Buyer:

                  Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Chief Financial Officer
                  Fax: (312) 855-3799

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: General Counsel
                  Fax: (312) 357-5807

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  333 West Wacker Drive
                  Chicago, IL 60606
                  Attn: Brian W. Duwe, Esq.
                  Fax:  (312) 407-0411

Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by telecopier, or (ii) on the second business day after dispatch, if sent by overnight air courier.

          Section 8.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties; provided, that Buyer may assign all or any portion of its respective rights hereunder without the prior written consent of either Seller or the Doolittles to an affiliate of Buyer or to any of its financing sources, provided, however, that any such assignment shall not relieve Buyer or Hartmarx of its respective obligations under this Agreement.

          Section 8.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          Section 8.8 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

          Section 8.9 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act, and the term "associate" shall have the meaning set forth in Rule 14a-1 of the Exchange Act. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each exception set forth in the Seller Disclosure Schedule and each other response to this Agreement set forth in the Seller Disclosure Schedule shall be identified by reference to, or be grouped under a heading referring to, a specific individual section, subsection, paragraph or subparagraph of this Agreement and shall relate only to such section, subsection, paragraph or subparagraph, as applicable, except to the extent that one portion of the Seller Disclosure Schedule specifically refers to another portion thereof by cross reference. Where any representation or warranty of the Seller or the Doolittles contained in this Agreement is qualified by reference "to the Seller's or the Doolittles' knowledge" or any similar term or phrase, it refers to the actual knowledge of each the Doolittles and each of the officers, directors and management employees of Seller.

          Section 8.10 Jurisdiction. Each of the parties hereto hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for Delaware and to the jurisdiction of any other competent court of the State of Delaware (collectively, the "Delaware Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of Delaware, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts in any other court or jurisdiction.

          Section 8.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 8.10 hereof in any such action or proceeding by any legally available method.

          Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          Section 8.13 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          Section 8.14 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                  ARTICLE IX

                              CERTAIN DEFINITIONS
                              -------------------

          "Average Earnout Payment" equals the (A) the sum of (i) all Earnout Payments paid or payable with respect to Earnout Payment Periods completed prior to the consummation of the Sale Transaction and (ii), if the Sale Transaction is consummated more than 6 months after the beginning of any Earnout Payment Period that is not completed prior to the consummation of the Sale Transaction, the Earnout Payment that would otherwise be payable under
Section 1.10(e) with respect to such Earnout Payment Period (using an annualized EBIT for such Earnout Payment Period) divided by (B) the number of Earnout Payments included in clause (A) above (counting the Earnout Payment with respect to the Earnout Payment Period referenced in Section 1.10(e)(ii)(A) and any Earnout Payment with respect to the Earnout Payment Period referenced in Section 1.10(e)(ii)(C) each as a fraction of an Earnout Payment equal to the actual number of days in such Earnout Payment Period over
365).

          "GAAP" means generally accepted accounting principles, as in effect in the United States.

          "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, rights of publicity and persona rights, trade secrets, industrial models, processes, patterns, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

          "Liabilities" means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including reasonable attorneys, accountants or other fees) including any liability for Taxes.

          "Liens" means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

          "Lump Sum Payment" means an amount equal to the sum of (i) Average Earnout Payment multiplied by the number of full year Earnout Payment Periods referenced in Section 1.10(e)(ii)(B) that are not completed prior to the consummation of the Sale Transaction and (ii) the Average Earnout Payment multiplied by a fraction the numerator of which is equal to the actual number of days in the Earnout Payment Period referenced in Section 1.10(e)(ii)(C) and the denominator of which equals 365, each such amount to be discounted from the dates the Earnout Payments comprising such amount would have otherwise been paid pursuant to Section 1.10(e) (assuming such payments were made 60 days after the end of the applicable Earnout Payment Period) using an annual discount rate equal to the interest rate of the five-year US Treasury bill as of the date of the election to receive the Lump Sum Payment.

          "Material Adverse Effect" means an (i) individual or cumulative material adverse change in, or effect on, the business, customers, prospects, operations, properties, working capital, condition (financial or otherwise), assets, properties or Liabilities of Seller, or (ii) individual or cumulative change that would be reasonably likely to materially impair the ability of Seller or the Doolittles to consummate the transactions contemplated by this Agreement.

          "Pension Plan" means any Benefit Plan, other than a multiemployer plan, which is subject to section 412 of the Code or section 302 of ERISA.

          "Permitted Liens" means (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business that are not, individually or in the aggregate, material; and (c) with respect to real property, minor survey exceptions or imperfections of title that do not, individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property.

          "Person" means any corporation, individual, joint stock company, joint venture, partnership, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.

          "Sale Transaction" means (i) the sale of all or substantially all of the assets of the Business to any Person who is not an affiliate of Hartmarx or (ii) any transaction in which Hartmarx ceases to directly or indirectly beneficially own at least 51% of the issued and outstanding voting securities of Buyer or any affiliate of Hartmarx that is the then owner of all or substantially all of the assets of the Business (other than as a result of the merger or consolidation of Buyer or such affiliate with and into Hartmarx or one of its affiliates).

          "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.

          "Tax Return" means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officer of each of Seller and Buyer and by the Doolittles as of the day and year first above written.

                              EM ACQUISITION CORP.


                              By: /s/ Glenn R. Morgan
                                 -----------------------
                              Name:  Glenn R. Morgan
                              Title: Vice President


                              HARTMARX CORPORATION


                              By: /s/ Homi B. Patel
                                 -----------------------
                              Name:  Homi B. Patel
                              Title: President and Chief Executive Officer


                              EXCLUSIVELY MISOOK, INC.


                              By:/s/ Harry Doolittle
                                 -----------------------
                              Name:  Harry Doolittle
                              Title: Chairman


                              /s/ Misook Doolittle
                              --------------------------
                              Misook Doolittle


                              /s/ Harry Doolittle
                              --------------------------
                              Harry Doolittle

Index of Exhibit and Schedules*

Exhibit A - Employment Agreement
Exhibit B - Consulting Agreement
Exhibit C - Opinion of Reed Smith LLP
Exhibit D - Supply Agreement
Exhibit E - Opinion of General Counsel of Hartmarx Corporation
Disclosure Schedule Section 1.1(a)(ii) - Business Contracts
Disclosure Schedule Section 1.1(a)(iii) - Accounts Receivable
Disclosure Schedule Section 1.1(a)(v) - Real Estate Leases
Disclosure Schedule Section 1.1(a)(vii) - Intellectual Property
Disclosure Schedule Section 1.1(a)(x) - Tangible Personal Property Disclosure Schedule Section 1.1(a)(xii) - Permits
Disclosure Schedule Section 1.1(b)(v) - Excluded Assets
Disclosure Schedule Section 2.1(a) - Qualification
Disclosure Schedule Section 2.3 - Consents and Approvals
Disclosure Schedule Section 2.4 - Financial Statements
Disclosure Schedule Section 2.5(c) - Undisclosed Liabilities
Disclosure Schedule Section 2.6 - Exceptions to Absence of Certain Changes Disclosure Schedule Section 2.7(b) - Real Estate Consents
Disclosure Schedule Section 2.8 - Computer Programs
Disclosure Schedule Section 2.9(a) - Contracts
Disclosure Schedule Section 2.9(b) - Permits
Disclosure Schedule Section 2.10 - Exceptions to Title
Disclosure Schedule Section 2.11(a) - Business of Misook, Inc.
Disclosure Schedule Section 2.12 - Insurance
Disclosure Schedule Section 2.13 - Labor Relations
Disclosure Schedule Section 2.14(a) - Benefit Plans
Disclosure Schedule Section 2.14(d) - Pension Plan Liability
Disclosure Schedule Section 2.14(m) - Third Party Contract Employees Disclosure Schedule Section 2.15(c) - Taxes
Disclosure Schedule Section 2.17 - Litigation
Disclosure Schedule Section 2.19 - Personnel
Disclosure Schedule Section 2.20 - Related Party Transaction
Disclosure Schedule Section 2.22 - Customers and Suppliers
Disclosure Schedule Section 2.23 - Exceptions to Accounts Receivable Disclosure Schedule Section 4.4(c) - Assumed Benefit Plans
Disclosure Schedule Section 6.2(j) - Material Consents

* Exhibits and Schedules to the Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.